Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As indicated in the Explanatory Note above, on September 8, 2021, iSun, iSun Residential, Merger Sub and SunCommon entered into the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed Merger, whereby iSun Residential, a wholly-owned subsidiary of iSun   will acquire SunCommon in the Merger. Under the Merger Agreement, subject to the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into SunCommon, with SunCommon surviving the Merger and becoming a wholly-owned subsidiary of iSun Residential. The Merger became effective on October 1, 2021.

At the completion of the Merger (the “Effective Time”), the shareholders of SunCommon received cash considerations of $25,534,621 and 1,810,855 shares of iSun Common Stock valued at $8.816 per share. The shares of iSun Common Stock issued in connection with the Merger are listed on the NASDAQ Capital Market. Immediately following completion of the Merger, former holders of SunCommon Common Stock will own approximately 16.62% of the outstanding Common Stock of iSun and pre-Merger holders of iSun Common Stock will own approximately 83.38% of the outstanding Common Stock of iSun.

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of iSun and SunCommon, as an acquisition by iSun of SunCommon using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of SunCommon will be recorded by iSun at their respective fair values as of the date the Merger is completed. Certain reclassifications have been made to the historical financial statements of SunCommon to conform to the presentation in iSun’s financial statements.

The unaudited pro forma condensed combined balance sheet gives effect to the Merger as if the transaction had occurred on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, and the year ended December 31, 2020, give effect to the Merger as if the transaction had occurred on January 1, 2020.

A final determination of the fair values of SunCommon’ assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of SunCommon that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill (or to a bargain purchase gain) and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised and may not agree to actual amounts recorded by iSun upon consummation of the Merger. This information also does not reflect transaction costs, the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or that may be attained in the future.

The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of iSun and its subsidiaries, filed with the U.S. Securities and Exchange Commission and the historical consolidated financial statements and related notes thereto of SunCommon and its subsidiaries, which are filed as Exhibit 99.2 to this Current Report on Form 8-K.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
iSun, Inc.

As of September 30, 2021
(In thousands, except share data)
	Historical
	September 30, 2021	September 30, 2021
	iSun	SunCommon	Pro Forma Adjustments Note B		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$27,460	$922	$(27,007)	(a)(c)	$1,375
Accounts receivable, net of allowance	5,528	3,450	—		8,978
Costs and estimated earnings in excess of billings	3,350	408	—		3,758
Inventories	1,535	2,811	—		4,346
Prepaid expenses and other current assets	292	764	—		1,056
Total current assets	38,165	8,355	(27,007)		19,513
Property and equipment, net	6,371	4,118	—		10,489
Captive insurance investment	233	—	—		233
Intangibles	3,857	—	—		3,857
Investments	7,521	—	—		7,521
Other assets	—	122	—		122
Goodwill	—	2,702	34,959	(b)	37,661
Deferred tax asset	449	883	(883)	(b)	—
	18,431	7,825	34,076		60,332
TOTAL ASSETS	$56,596	$16,180	$7,069		$79,845

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued liabilities	$3,538	$5,580	$—		$9,118
Billings in excess of costs	1,652	1,458	—		3,110
Line of credit	2,081	3,032	(3,032)	(f)	2,081
Current portion of long-term debt	317	4,608	(4,592)	(e)	333
Total current liabilities	7,588	14,678	(7,624)		14,642
Other liabilities	39	34	—		73
Deferred tax liability	—	—	—		—
Warrant liability	181	—	—		181
Long-term debt	11,625	1,640	(894)	(a)	12,371
	11,845	1,674	(894)		12,625
TOTAL LIABILITIES	19,433	16,352	(8,518)		27,267
Series A Preferred stock - $0.001 par value, 2,000,000 shares authorized; 825,000 issued and outstanding	—	802	(802)	(b)	—
Series B Preferred stock - $0.001 par value, 682,045 shares authorized; 660,900 issued and outstanding	—	1,457	(1,457)	(b)	—
Series C Preferred stock - $0.001 par value, 500,000 shares authorized; 250,678 issued and outstanding	—	986	(986)	(b)	—
Common stock - $0.001 par value, 8,000,000 shares authorized; 5,295,297 issued and outstanding	—	5	(5)	(b)	—

Common stock, $0.0001 par value; 49,000,000 authorized shares; 10,898,722 shares issued and outstanding at June 30, 2021	1	—	—		1
Additional paid-in capital	—	4,058	(4,058)	(b)	—
Additional paid-in capital	37,021	—	15,965	(g)	52,986
Retained earnings	141	—	(550)	(c)	(409)
Accumulated deficit	—	(7,480)	7,480	(b)	—
Total stockholders’ equity	37,163	(172)	15,587		52,578
Total liabilities and stockholders’ equity	$56,596	$16,180	$7,069		$79,845

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
iSun, Inc.

For the Nine Months Ended September 30, 2021
(In thousands, except share and per share data)

	Historical
	9 months ended
	September 30, 2021	September 30, 2021	Pro Forma Adjustments Note B		Pro Forma Combined
	iSun	SunCommon
Revenue, net	$11,614	$23,746	$—		$26,534
Cost of revenue earned	12,130	18,812	—		23,088
Gross profit	(516)	4,934	—		3,446
Warehouse and other operating expenses	432	—	—		432
Selling, general and administrative expenses	3,120	9,365	—		8,719
Stock based compensation – general & administrative	1,336	—	—		1,336
Total operating expenses	4,888	9,365	—		14,253
Loss from operations	(5,404)	(4,431)	—		(9,835)
Interest expense	(87)	(85)	(300)	(f)	(472)
Other	—	21	—		21
Change in warrant liability	817	—	—		817
Loss before income taxes	(4,674)	(4,495)	(300)		(9,469)
Benefit for income taxes	(237)	3	—		(234)
Net income (loss)	(4,437)	(4,498)	(300)		(9,235)
Preferred stock dividend	(70)	—	—		(70)
Net loss available to common stockholders	$(4,507)	$(4,498)	$(300)		$(9,305)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.53)	$(0.85)			$(0.91)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders, basic and diluted	8,382,930	5,295,297	(3,484,342)	(d)	10,193,885

See notes to the unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
iSun, Inc.

For the Year Ended December 31, 2020
(In thousands, except share and per share data)

	Historical
	12 months ended
	December 31, 2020	December 31, 2020	Pro Forma Adjustments Note B		Pro Forma Combined
	iSun	SunCommon
Revenue, net	$21,052	$32,101	$—		$53,153
Cost of revenue earned	18,709	22,395	—		41,104
Gross profit	2,343	9,706	—		12,049
Warehouse and other operating expenses	684	—	—		684
Selling, general and administrative expenses	3,344	11,115	—		14,459
Stock based compensation – general & administrative	—	—	—		—
Total operating expenses	4,028	11,115	—		15,143
(Loss) income from operations	(1,685)	(1,409)	—		(3,094)
Interest expense	(303)	(160)	(600)	(f)	(1,063)
Gain on forgiveness of PPP loan	1,497	—	—		1,497
Other, net	—	363	—		363
Change in warrant liability	(976)	—	—		(976)
(Loss) income before income taxes	(1,467)	(1,206)	(600)		(3,273)
Benefit for income taxes	(487)	(80)	—		(567)
Net (loss) income	(980)	(1,126)	(600)	(f)	(2,706)
Preferred stock dividend	(276)	—	—		(276)
Net (loss) income available to common stockholders	$(1,256)	$(1,126)	$(600)		$(2,982)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.24)	$(0.21)			$(0.22)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders, basic and diluted	5,301,471	5,295,297	(3,484,342)	(d)	7,112,426

See notes to the unaudited pro forma condensed combined financial information.

NOTE A – BASIS OF PRESENTATION

On September 8, 2021, iSun, Inc., a Delaware corporation ( “iSun”), entered into an Agreement and Plan of Merger dated September 8, 2021, by among the iSun, Solar Communities, Inc., a Vermont corporation ( “SunCommon”),  iSun Residential, Inc., a Delaware corporation and wholly-owned subsidiary of iSun (“iSun Residential”) and iSun Residential Merger Sub, Inc., a Vermont corporation and wholly-owned subsidiary of iSun Residential (“Merger Sub”) (the “Merger Agreement”). .

The Merger Agreement provides that upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into SunCommon (the “Merger”), with SunCommon as the surviving corporation in the Merger and becoming a wholly-owned subsidiary of iSun Residential (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), the shareholders of SunCommon will receive cash consideration of $25,534,621 and 1,810,855 shares of iSun Common Stock valued at $8.816 per share. The shares of iSun Common Stock to be issued in connection with the Merger will be listed on the NASDAQ Capital Market.

The unaudited pro forma condensed combined financial information of iSun’s financial condition and results of operations, including per share data, are presented after giving effect to the Merger. The pro forma financial information assumes that the Merger with SunCommon was consummated on January 1, 2021, for purposes of unaudited pro forma condensed combined statements of operations and on September 30, 2021, for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Merger, for purposes of the unaudited pro forma condensed combined statement of operations, as if it had been effective during the entire period presented.

The Merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill. Alternatively, if the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed exceeds the purchase price, the difference will be recorded as a bargain purchase gain.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of SunCommon at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of SunCommon’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the Merger.

NOTE B – PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the Merger, iSun will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma financial information presented.

(a)	Estimated cash paid at close, approx. $25.5 million

(b)
Elimination of SunCommon’s stockholders’ equity representing conversion of all of SunCommon’s common stock into the merger consideration, see ‘Note C’ for estimated goodwill calculation. Includes elimination of SunCommon’s existing goodwill of $3.1 million and deferred tax assets of $0.8 million.

(c)
Accrued legal fees related to the transaction estimated to be $200,000 for iSun and $200,000 for SunCommon. Additional accounting and advisory services related to the due diligence process estimated at $150,000. All costs are non-recurring and assume expenses paid at September 30, 2021.

(d)
Weighted average basic and diluted shares outstanding were adjusted to effect the merger of Merger Sub into SunCommon, elimination of SunCommon’s outstanding shares of 5,295,297 and additional of issuance of iSun’s shares of Common Stock of 1,810,955.

(e)	Escrow of SunCommon’s PPP loan, assumes forgiveness of the loans in entirety.

(f)
Prior to the close of the transaction, the Company secured a line of credit of $10 million at 8% annual interest rate due on October 15, 2022. The line of credit is not assumed by the Company and paid down to $0 at close. Interest expense of $0.6 million and $0.3 million, net adjustments, have been included in the statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021, respectively.

(g)	Issuance of 1,810,955 shares of iSun Common Stock at $8.816 per share resulting in Additional Paid in Capital of $15.965 million

NOTE C – PRO FORMA ALLOCATION OF PURCHASE PRICE

The following table shows the pro forma allocation of the consideration paid for SunCommon’s common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Purchase price:
Fair value of iSun’s shares of Common Stock issued (1,810,955 shares), at $8.816 per share		$15,965
Cash paid		25,535
Total consideration transferred		$41,500
Fair value of identifiable assets acquired:
Cash and cash equivalents	$-
Accounts receivable	3,450
Inventory	2,811
Contract assets	408
Premises and equipment	4,118
Other current assets	764
Other assets	122
Total identifiable assets	$11,673
Fair value of identifiable liabilities assumed:
Accounts payable and accrued liabilities	$5,580
Contract liabilities	1,458
Other liabilities	796
Total identifiable liabilities	$7,834
Net assets acquired including identifiable intangible assets		3,839
Preliminary pro forma goodwill		$37,661